Exhibit 99.1

Meldrum
Asset Management LLC

441 Lexington Ave.
Suite 1221
New York NY 10017
212 317 4815

October 24, 2012

By Email, Facsimile and Federal Express

Zix Corporation
2711 N. Haskell Avenue, Suite 2200, LB 36,
Dallas, Texas 75204-2960
Attn:  James F. Brashear,
           Vice President, General Counsel & Corporate Secretary

Dear Mr. Brashear:

Rockall Emerging Markets Master Fund Limited (the “Fund”), Meldrum Asset Management LLC (“Meldrum”), Con Egan, Conor O’Driscoll and Fulvio Dobrich (collectively, the “Meldrum Group”) are the holders of an aggregate of 6,250,174 shares of common stock, par value $0.01 per share (the “Shares”), of Zix Corporation (the “Company”), representing approximately 10.3% of the Company’s outstanding Shares. Of the 6,250,174 Shares collectively held by the Meldrum Group, 6,173,154 Shares are held by members of the Meldrum Group in record name, which represents approximately 10.1% of the Company’s outstanding Shares.

As the holders of Shares entitled to cast at least ten percent (10%) of the votes at a special meeting of the Company, the undersigned hereby request that the Company call a special meeting of shareholders in accordance with Section 21.352 of Texas Business Organizations Code (the “Code”) to be held on Friday, January 4, 2013, at 10am (Local Time) at the Company’s registered offices in the state of Texas (the “Special Meeting”) for the following purposes:

(i) to remove, without cause, each of Robert C. Hausmann, James S. Marston, and Maribess L. Miller, who are current members of the Company’s existing Board of Directors (the “Board”), as well as any other individual(s) (other than the individual(s) to be elected pursuant to proposal (iii) below) that may be elected or appointed to the Board to fill any existing or newly created directorship or vacancy on the Board during the period beginning the date prior to your receipt of this notice up to and through the date of the Special Meeting;

(ii) to amend the Amended and Restated Bylaws of the Company (“the Bylaws”) to fix the number of directors constituting the Board at six;

(iii) to elect Michael E. Dailey, Fulvio Dobrich and Conor O’Driscoll to fill any vacancies resulting from the removal of directors as described in proposal (i) above; and

(iv) to repeal any provision of the Bylaws in effect at the time this proposal becomes effective that was not included in the Bylaws that became effective on September 13, 2011 and were filed with the Securities and Exchange Commission on September 19, 2011.

The reason for conducting the business at the Special Meeting as set forth in proposals (i) through (iv) above is because the undersigned believe that the current members of the Board are not acting in the best interest of shareholders. The Meldrum Group is dissatisfied with the Company’s performance and the management of its affairs. Since we are one of the largest shareholders of the Company, we have a strong incentive to maximize shareholder value. The Meldrum Group believes that calling the Special Meeting will provide the Company’s shareholders an opportunity to express their dissatisfaction with the Company’s performance and the management of its affairs, as well as an opportunity to influence the future of the Company by changing the composition of the Board.

For the record, we believe that Section 1.03 of the Bylaws, which provides that shareholders of the Company do not have the power, authority or ability to call a special meeting, is clearly invalid and inapplicable since Section 21.352 of the Code expressly provides a statutory right for the holders of at least ten percent (10%) of all of the shares of the corporation entitled to vote at the proposed special meeting to call a special meeting, unless the certificate of formation of the corporation requires a higher percentage up to fifty percent (50%). In the Company’s case, the certificate of formation is silent on this point and so shareholders of the Company holding at least ten percent (10%) of the shares entitled to vote have a statutory right to call a special meeting.

By way of this letter, we are also directing the Company, pursuant to Section 21.353 of the Code, to provide written notice of the Special Meeting to each shareholder entitled to vote at the Special Meeting no earlier than November 16, 2012 and no later than November 23, 2012 (the “Notice”). In accordance with Section 21.353 of the Code, the Notice must contain a statement regarding the purposes of the Special Meeting, which we have provided herein. In accordance with Section 1.05 of the Bylaws, we further request that the Board fix as the record date for the Special Meeting the date that the Notice is mailed to shareholders.

We request that any correspondence concerning this request be delivered to the undersigned at the address set forth above and copies of such correspondence should also be simultaneously delivered to our counsel, Olshan Frome Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attention: Steve Wolosky, Esq., telephone (212) 451-2333, facsimile (212) 451-2222, or Andrew Freedman, Esq., telephone (212) 451-2250, facsimile (212) 451-2222. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the undersigned immediately in writing, with a copy to Mr. Freedman, facsimile (212) 451-2222, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the undersigned will assume that the Company agrees that this demand complies in all respects with the requirements of the Bylaws. Should any provision of this request be held invalid, the remainder of the request shall remain valid. The undersigned reserve the right to withdraw, modify or amend this request at any time.

ROCKALL EMERGING MARKETS MASTER FUND LIMITED

By: Meldrum Asset Management, LLC its Investment Manager

By:	/s/ Con Egan
	Name:	Con Egan
	Title:	Manager

MELDRUM ASSET MANAGEMENT, LLC

By:	/s/ Con Egan
	Name:	Con Egan
	Title:	Manager

/s/ Con Egan
Con Egan

/s/ Conor O’Driscoll
Conor O’Driscoll

/s/ Fulvio Dobrich
Fulvio Dobrich

cc:	Steve Wolosky
Andrew Freedman